UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2023

Medicine Man Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-55450	46-5289499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

865 N. Albion St. Suite 300 Denver, CO	80220
(Address of Principal Executive Offices)	(Zip Code)

(303) 371-0387
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Not applicable	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2023, Medicine Man Technologies, Inc. (the “Company”) received notice of the resignation of Jeffrey Garwood as a member of the Company’s board of directors (the “Board”), to be effective upon the Board’s nomination and appointment of another director to fill his vacancy. Mr. Garwood was a member of the Audit Committee and Compensation Committee of the Board. Mr. Garwood’s resignation is not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies, or practices.

On November 2, 2023, the Board appointed Kathy Vrabeck as a Class A director to fill the vacancy left by Mr. Garwood. The Company expects that the Board will appoint Ms. Vrabeck to one or more of the committees of the Board; however, no committee appointments have been determined at this time. Ms. Vrabeck will serve until her term expires at the Company’s 2024 annual meeting of stockholders and until a successor is elected and qualified, or until her earlier death, resignation or removal.

Currently, Ms. Vrabeck serves as Chair of the Board of Directors, as well as Chair of the Compensation Committee and a member of the Audit and Nominations & Governance committees of MediaAlpha (NYSE: MAX). Her previous board experience includes 9 years on the GameStop (NYSE: GME) board of directors, where she served as Chair of the Board, Lead Independent Director, and as a member of all major committees during her tenure. She has served on various private company boards, including Stone Brewing Company prior to its sale to Sapporo USA in 2022. Ms. Vrabeck serves as the Chief Operating Officer of BODi (formerly The Beachbody Company), where she is responsible for the Digital Product, Consumer and Enterprise Technology, global Supply Chain, Customer Service, R&D, Security, People and Property Management organizations. Ms. Vrabeck has over two decades of general management experience in consumer package goods and digital entertainment, and a decade of talent acquisition and advisory expertise. Before joining BODi in 2021, she was a Senior Client Partner in the Los Angeles office of Korn Ferry, a global talent and organizational advisory firm, where she led the Consumer Digital Practice, working closely with consumer and technology clients on C-suite and board director recruitment. Prior to that, she was a Partner at Heidrick & Struggles, where she served as Global Sector Leader of their Media, Entertainment and Digital practice and partner-in-charge of the Los Angeles office. Ms. Vrabeck has held leadership roles at Legendary Entertainment, where she served as President, Legendary Digital and was responsible for the creation, management and delivery of digital entertainment; at Electronic Arts, Inc., where she served as President, EA Casual Entertainment and led EA’s efforts in the fastest growing segments of the video game market: mobile, online, social networking and global media sales; and at Activision, Inc., where she served as President, Activision Publishing, overseeing Activision’s product development and global brand management and publishing operations. Earlier in her career, Ms. Vrabeck held various marketing, sales and finance positions with ConAgra, The Pillsbury Company, Quaker Oats, and Eli Lilly and Company. She graduated from DePauw University with a bachelor’s degree in French and economics and received her MBA from the Indiana University Kelley School of Business with concentrations in marketing and finance.

Ms. Vrabeck was designated for appointment to the Board as the designee by Dye Capital Cann Holdings II, LLC (“Dye Cann II”) pursuant to the terms of the letter agreement, dated December 16, 2020, between the Company and Dye Cann II (the “Letter Agreement”), which provides that, for as long as Dye Cann II meets a specified ownership threshold, the Company is required to take all actions to ensure that either one individual, if the Board consists of five or fewer members, or two individuals, if the Board consists of more than five members, designated by Dye Cann II will be appointed to the Board. The Company previously reported the terms of the Letter Agreement in the Company’s Current Report on Form 8-K filed December 23, 2020, and attached a copy of the Letter Agreement as Exhibit 10.3 thereto, and such disclosure and exhibit are incorporated by reference herein.

The Company’s current director compensation policy is to award each non-executive director (i) an annual grant of shares of the Company’s common stock worth $70,000 and (ii) an annual award of $35,000, payable in cash or shares of the Company’s common stock at the option of the recipient director. The Company expects to make such awards to Ms. Vrabeck in the future, but no awards have been granted as of the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINE MAN TECHNOLOGIES, INC.

	By:	/s/ Christine Jones
Date: November 6, 2023		Christine Jones
Chief Legal Officer